UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            (Amendment No.________)*


                         BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   084710 10 2
                               -------------------
                                 (CUSIP Number)

                                 August 14, 1997
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



   [ ]   Rule 13d-1(b)

   [x]   Rule 13d-1(c)

   [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).












Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page  2   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSONS.                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |  The Berkshire Companies Limited Partnership                        |
|        |  04-299-9701                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  3,109,091 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  0 shares                                         |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  3,109,091 shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  0 shares                                         |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,109,091 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES*                                                            |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.8%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING (SEE INSTRUCTIONS)                               |
|        |  PN                                                                 |
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page  3   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSONS.                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Douglas Krupp                                                      |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  10,100 shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  5,672,219 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  10,100 shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  5,672,219 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  5,682,319 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES*                                                            |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  13.6%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING (SEE INSTRUCTIONS)                               |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page  4   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSONS.                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  George Krupp                                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  15,000 shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  5,682,429 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  15,000 shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  5,682,429 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  5,697,429 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES*                                                            |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  13.6%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING (SEE INSTRUCTIONS)                               |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page  5   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSONS.                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |  KGP-1, Inc.                                                        |
|        |  04-296-2324                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  3,644,066 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  3,644,066 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,644,066 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES*                                                            |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING (SEE INSTRUCTIONS)                               |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page  6   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSONS.                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |  KPG-2, Inc.                                                        |
|        |  04-296-2323                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  3,644,066 shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  3,644,066 shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,644,066 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES*                                                            |
|        |  Not Applicable                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING (SEE INSTRUCTIONS)                               |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page  7   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


Item 1(a).        Name of Issuer:
----------        ---------------

                  Berkshire Realty Company, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
----------        ------------------------------------------------

                  470 Atlantic Avenue
                  Boston, MA  02210

Item 2(a).        Name of Person Filing:
----------        ----------------------

                  Douglas Krupp, George Krupp, The Berkshire Companies Limited Partnership ("BCLP"), KGP-1, Inc. ("KGP-1") and KGP-2, Inc. ("KGP-2"). KGP-1 and KPG-2 are general partners of BCLP. Douglas Krupp and George Krupp are the sole directors of KGP-1 and KGP-2 and each own 50% of the common stock of KGP-1 and KGP-2. Douglas Krupp is the President of KGP-1 and KGP-2 and Chairman of BCLP.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
----------        -------------------------------------------------------------

                  The address of the reporting persons is:

                  470 Atlantic Avenue
                  Boston, MA  02210

Item 2(c).        Citizenship:
----------        -------------

                  Each of Douglas Krupp and George Krupp is a citizen of the United States. BCLP is a limited partnership organized under the laws of The Commonwealth of Massachusetts. KGP-1 and KGP-2 are each corporations organized under the laws of The Commonwealth of Massachusetts.

Item 2(d).        Title of Class of Securities:
----------        ------------------------------

                  Common Stock, $0.01 par value per share ("Common Stock")

Item 2(e).        CUSIP Number:
----------        --------------

                  CUSIP No. 084710 10 2

Item 3.           Status if filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c):
--------          --------------------------------------------------------------

                  Statement filed pursuant to Rule 13d-1(c)    [x]

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page  8   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



Item 4.           Ownership(1):
-------           ------------

                  Douglas Krupp
                  -------------

                  (a)      Amount Beneficially Owned by Douglas Krupp:

                           5,682,319 shares of Common Stock, consisting of (i) 10,100 shares of Common Stock owned of record by Douglas Krupp; (ii) 15,950 shares of Common Stock owned of record by Judy Krupp, Richard Krupp and Alex Krupp as to which Douglas Krupp disclaims beneficial ownership; (iii) 512,203 shares of Common Stock owned of record by Berkshire Realty Advisors LP as to which Douglas Krupp has shared voting power and shared dispositive power; (iv) 534,975 partnership units in BRI OP Limited Partnership, convertible on a one-for-one basis for shares of Common Stock ("Operating Partnership Units") owned of record by GN Limited Partnership as to which Douglas Krupp has shared voting power and shared dispositive power; (v) 1,500,000 Operating Partnership Units owned of record by Turtle Creek Associates Limited Partnership as to which Douglas Krupp has shared voting power and shared dispositive power; and (vi) 3,109,091 Operating Partnership Units owned of record by The Berkshire Companies Limited Partnership as to which Douglas Krupp has shared voting power and shared dispositive power.

                  (b)      Percent of Class:  13.6%

                  (c)      Number of Shares as to which Douglas Krupp has:

                           (i)   Sole power to vote or to direct the vote:
                                 10,100

                           (ii)  Shared power to vote or to direct the vote:
                                 5,672,219

                           (iii) Sole power to dispose or to direct the
                                 disposition of:  10,100

                           (iv) Shared power to dispose or to direct the disposition of: 5,672,219

                  George Krupp
                  ------------

                  (a)      Amount Beneficially Owned by George Krupp:

                           5,697,429 shares of Common Stock, consisting of (i) 15,000 shares of Common Stock owned of record by George Krupp; (ii) 26,160 shares of Common Stock owned of record by Elizabeth Krupp, Daniel Krupp and Michael Krupp as to which George Krupp disclaims beneficial ownership; (iii) 512,203 shares of Common Stock owned of record by Berkshire Realty Advisors LP as to which George Krupp has shared voting power and shared dispositive power; (iv) 534,975 Operating Partnership Units owned of record by GN Limited Partnership as to which George Krupp has shared voting power and shared dispositive power; (v) 1,500,000 Operating Partnership Units
--------
(1) As of March 31, 1998.

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page  9   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------





                           owned of record by Turtle Creek Associates Limited Partnership as to which George Krupp has shared voting power and shared dispositive power; and (vi) 3,109,091 Operating Partnership Units owned of record by The Berkshire Companies Limited Partnership as to which George Krupp has shared voting power and shared dispositive power.

                  (b)      Percent of Class:  13.6%

                  (c) Number of Shares as to which George Krupp has:

                           (i)   Sole power to vote or to direct the vote:
                                 15,000

                           (ii)  Shared power to vote or to direct the vote:
                                 5,682,429

                           (iii) Sole power to dispose or to direct the
                                 disposition of:  15,000

                           (iv) Shared power to dispose or to direct the disposition of: 5,682,429

                  BCLP
                  ----

                  (a)      Amount Beneficially Owned by BCLP:  3,109,091

                  (b)      Percent of Class:  7.8%

                  (c) Number of Shares as to which Reporting Person has:

                           (i)   Sole power to vote or to direct the vote:
                                 3,109,091

                           (ii)  Shared power to vote or to direct the vote:  0

                           (iii) Sole power to dispose or to direct the
                                 disposition of:  3,109,091

                           (iv) Shared power to dispose or to direct the disposition of: 0

                  KGP-1
                  -----

                  (a)      Amount Beneficially Owned by KGP-1:

                           3,644,066 shares of Common Stock, consisting of (i) 3,109,091 Operating Partnership Units owned of record by The Berkshire Companies Limited Partnership as to which KGP-1 has shared voting power and shared dispositive power; and (ii) 534,975 Operating Partnership Units owned of record by GN Limited Partnership as to which KGP-1 has shared voting power and shared dispositive power.

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page 10   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



                  (b)      Percent of Class:  9.0%

                  (c)      Number of Shares as to which Reporting Person has:

                           (i)   Sole power to vote or to direct the vote:  0

                           (ii)  Shared power to vote or to direct the vote:
                                 3,644,066

                           (iii) Sole power to dispose or to direct the
                                 disposition of:  0

                           (iv) Shared power to dispose or to direct the disposition of: 3,644,066

                  KGP-2
                  -----

                  (a)      Amount Beneficially Owned by KGP-2:

                           3,644,066 shares of Common Stock, consisting of (i) 3,109,091 Operating Partnership Units owned of record by The Berkshire Companies Limited Partnership as to which KGP-2 has shared voting power and shared dispositive power; and (ii) 534,975 Operating Partnership Units owned of record by GN Limited Partnership as to which KGP-2 has shared voting power and shared dispositive power.

                  (b)      Percent of Class:  9.0%

                  (c)      Number of Shares as to which Reporting Person has:

                           (i)   Sole power to vote or to direct the vote:  0

                           (ii)  Shared power to vote or to direct the vote:
                                 3,644,066

                           (iii) Sole power to dispose or to direct the
                                 disposition of:  0

                           (iv) Shared power to dispose or to direct the disposition of: 3,644,066

Item 5.           Ownership of Five Percent or Less of a Class.
-------           ---------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
-------           Person.
                  --------------------------------------------------------------

                  Not Applicable

Item 7.           Identification and Classification of the Subsidiary Which
-------           Acquired the Security Being Reported on by the Parent Holding
                  Company.
                  --------------------------------------------------------------

                  Not Applicable

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page 11   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



Item 8.           Identification and Classification of Members of the Group.
-------           ----------------------------------------------------------

                  Not Applicable

Item 9.           Notice of Dissolution of Group.
-------           -------------------------------

                  Not Applicable

Item 10.          Certification.
--------          ---------------

                  By signing below each of the undersigned certifies that, to the best of the knowledge and belief of the undersigned, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page 12   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



                                    SIGNATURE



         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  June 5, 1998
                                     /s/ Douglas Krupp
                                     ---------------------------------------
                                     Douglas Krupp


                                     /s/ George Krupp
                                     ---------------------------------------
                                     George Krupp


                                     THE BERKSHIRE COMPANIES LIMITED PARTNERSHIP

                                     By:  KGP-1, INC., its general partner


                                     By:  /s/ Douglas Krupp
                                          --------------------------------------
                                     Name: Douglas Krupp
                                     Title:   President


                                     KGP-1, INC.


                                     By:  /s/ Douglas Krupp
                                          --------------------------------------
                                     Name: Douglas Krupp
                                     Title:   President


                                     KGP-2, INC.


                                     By:  /s/ Douglas Krupp
                                          --------------------------------------
                                     Name: Douglas Krupp
                                     Title:   President

----------------------------------                   ---------------------------
|CUSIP NO. 084710 10 2           |       13G        |   Page 13   of 13 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------




                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Berkshire Realty Company, Inc.

         EXECUTED as a sealed instrument this 5th day of June, 1998.


                                    /s/ Douglas Krupp
                                     ---------------------------------------
                                     Douglas Krupp


                                     /s/ George Krupp
                                     ---------------------------------------
                                     George Krupp


                                     THE BERKSHIRE COMPANIES LIMITED PARTNERSHIP

                                     By:  KGP-1, INC., its general partner


                                     By:  /s/ Douglas Krupp
                                          --------------------------------------
                                     Name: Douglas Krupp
                                     Title:   President


                                     KGP-1, INC.


                                     By:  /s/ Douglas Krupp
                                          --------------------------------------
                                     Name: Douglas Krupp
                                     Title:   President


                                     KGP-2, INC.


                                     By:  /s/ Douglas Krupp
                                          --------------------------------------
                                     Name: Douglas Krupp
                                     Title:   President